Exhibit 99.1

Case Name: Interstate Bakeries
Corporation & All Subsidiaries	Case No: 04-45814-jwv-11

Consolidated Monthly Operating Report Summary
For The Four Weeks Ended and as of August 25, 2007
REVENUE
Gross Income			$227,974,432
Less Cost of Goods Sold			109,048,050
Ingredients, Packaging & Outside Purchasing	$55,592,731
Direct & Indirect Labor	40,904,702
Overhead & Production Administration	12,550,617
Gross Profit			118,926,382

OPERATING EXPENSES
Owner - Draws/Salaries	-
Selling & Delivery Employee Salaries	52,471,043
Advertising and Marketing	1,482,307
Insurance (Property, Casualty, & Medical)	10,693,678
Payroll Taxes	4,452,416
Lease and Rent	2,665,963
Telephone and Utilities	1,048,827
Corporate Expense (Including Salaries)	8,202,734
Other Expenses	31,505,021	(i)
Total Operating Expenses			112,521,989
EBITDA			6,404,393
Restructuring & Reorganization Charges	2,937,572	(ii)
Depreciation and Amortization	5,241,988
Abandonment	211,684
Property & Equipment Impairment	10,192,699
Other( Income)/Expense	(54,566)
Gain/Loss Sale of Prop	-
Interest Expense	3,629,128
Operating Income (Loss)			(15,754,112)
Income Tax Expense (Benefit)	(2,365,757)
Net Income (Loss)			$(13,388,355)

CURRENT ASSETS
Accounts Receivable at end of period			$144,249,639
Increase (Decrease) in Accounts Receivable for period			2,149,494
Inventory at end of period			63,655,572
Increase (Decrease) in Inventory for period			(966,859)
Cash at end of period			68,716,386
Increase (Decrease) in Cash for period			5,930,086
Restricted Cash			17,697,653	(iii)
Increase (Decrease) in Restricted Cash for period			228,882

LIABILITIES
Increase (Decrease) Liabilities Not Subject to Compromise			7,720,540
Increase (Decrease) Liabilities Subject to Compromise			330,211
Taxes payable:
Federal Payroll Taxes	$8,429,378
State/Local Payroll Taxes	2,147,339
State Sales Taxes	621,673
Real Estate and
Personal Property Taxes	8,111,861
Other (see attached supplemental schedule)	3,271,174
Total Taxes Payable			22,581,425

See attached supplemental schedule for footnoted information.

IBC
Other Taxes Payable - Supplemental Schedule
for period ended
August 25, 2007

Description	Amount

Use Tax	$590,827
Accr. Franchise Tax	1,256,919
Other Taxes	1,423,428

Total Other Taxes Payable	$3,271,174

3rd period
(i) Other Expenses included the following items:
Employee benefit costs	14,115,768
Facility costs (excluding lease expense)	1,431,994
Distribution/transportation costs	12,337,904
Local promotional costs	1,034,080
Miscellaneous	2,585,275
$31,505,021

(ii) Restructuring and reorganization expenses for the period included:
Restructuring expenses
(Gain)/loss on sale of assets	0
Asset impairments	0
Other	1,693
Reorganization expenses
Professional fees	3,290,312
Interest income	(173,929)
Adjustments to lease rejection expense	43,905
KERP & restructuring bonus plans	(224,409)
(Gain)/loss on sale of assets	0
$2,937,572

(iii) Restricted cash represents cash held as collateral pursuant to IBC's debtor-in-possession credit facility.

Note: Capital expenditures for the period totaled approximately $1.8 million.

EXPLANATORY NOTES TO THE INTERSTATE BAKERIES CORPORATION
CONSOLIDATED MONTHLY OPERATING REPORT
DATED AS OF AUGUST 25, 2007

1.
This consolidated Monthly Operating Report (MOR), reflecting results for the four-week period ended August 25, 2007 and balances of and period changes in certain of the Company’s accounts as of August 25, 2007, is unaudited.  This MOR should be read together and concurrently with the Company’s first quarter 2008 Form 10-Q that was filed with the SEC on October 4, 2007 and the Company’s Annual Report on Form 10-K for fiscal 2007 filed with the SEC on August 16, 2007 for a comprehensive description of our current financial condition and operating results. This MOR is being provided to the Bankruptcy Court and the U.S. Trustee pursuant to requirements under Local Rule 2015-2 C.

2.
This MOR is not audited and will not be subject to audit or review by our external auditors on a stand-alone basis at any time in the future.  This MOR includes certain quarterly and year-to-date adjustments reflected upon review of major asset and liability accounts prior to the Company’s filing of its quarterly and annual financial statements with the SEC.

Due to the timing impact of the foregoing, results for this period as presented in the MOR are not necessarily indicative of the actual results for the period if all such matters were allocated to all periods in the quarter or year.  Accordingly, each period reported in the MORs should not be viewed on a stand-alone basis, but rather in the context of previously reported financial results, including the Company’s SEC filings.

3.
This MOR is presented in a format providing information required under local rule and incorporating measurements used for internal operating purposes, rather than in accordance with accounting principles generally accepted in the United States of America (GAAP) for interim financial information.  This MOR does not include certain financial statements and explanatory footnotes, including disclosures required under GAAP.

4.
As of August 25, 2007 the Company had not borrowed under its $200 million debtor-in-possession credit facility, which is subject to a borrowing base formula based on its level of eligible accounts receivable, inventory, certain real property and reserves.  The credit facility was utilized to support the issuance of letters of credit primarily in support of the Company’s insurance programs.  As of August 25, 2007 there were $114.1 million of letters of credit outstanding under the debtor-in-possession credit facility. The amount of the credit facility available for borrowing was $85.9 million as of August 25, 2007.  In addition to the borrowing base formula, each borrowing under the debtor-in-possession credit facility is subject to its terms and conditions, including the absence of an event of default thereunder.  (See Notes 8 and 20 to the Company’s financial statements included in Form 10-Q for the first fiscal quarter of 2008 ended August 25, 2007 for additional information, including a discussion of an amendment to our borrowing availability under our debtor-in-possession credit facility.)